Exhibit 10.46

EXECUTION COPY

ASSUMPTION AND TERMINATION AGREEMENT

This ASSUMPTION AND TERMINATION AGREEMENT (this “Agreement”), dated as of September 17, 2007, is entered into by and among HD Supply, Inc., a Delaware corporation (“HDS”), Clayton, Dubilier & Rice, Inc., a Delaware corporation (“CD&R”) and Mitchell Jacobson (“MJ”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assumption of CD&R Obligations. CD&R hereby assigns and HDS hereby assumes and agrees to pay, discharge and perform all of the covenants and obligations, including any and all such obligations incurred, accrued, paid or otherwise arising prior to the date hereof, of CD&R and its affiliates, and each of their respective officers, directors, employees, advisors, representatives and agents (the “CD&R Parties”) under (i) Section 2 of the engagement letter (the “Jacobson Engagement Letter”), dated as of March 26, 2007, between CD&R and MJ and (ii) the indemnification agreement (the “Indemnification Agreement”), dated as of March 26, 2007, by and between CD&R and MJ, and attached to the Jacobson Engagement Letter as Exhibit A thereto (collectively, the “CD&R Obligations”). HDS further agrees to indemnify and hold harmless the CD&R Parties with respect to, and MJ on behalf of himself and his affiliates hereby releases the CD&R Parties from, all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) arising out of or relating to the Jacobson Engagement Letter and the Indemnification Agreement.

2. Termination of Jacobson Engagement Letter. The Jacobson Engagement Letter is hereby terminated in its entirety without any liability to any party thereto, including those provisions that would otherwise survive in accordance with Section 6 thereof, except that HDS shall pay the fees and expenses of MJ accrued through August 30, 2007, the fees and expenses of outside counsel to MJ and his controlled affiliates accrued through the date hereof and any other amounts due under Section 2 of the Jacobson Engagement Letter, in each case in accordance with the terms of Section 2 thereof (although such reimbursement of counsel fees and expenses shall include both Paul, Weiss, Rifkind, Wharton & Garrison LLP and Skadden, Arps, Slate, Meagher & Flom LLP). If and to the extent any such fees and expenses have been paid by CD&R prior to the date hereof and not previously reimbursed, HDS shall reimburse CD&R for such fees and expenses. For the avoidance of doubt, the Indemnification Agreement shall survive in accordance with its terms.

3. Entry into Agreement Regarding Designation as an Independent Director. The parties hereto acknowledge that MJ and Clayton, Dubilier & Rice Fund VII, L.P. are entering into a letter agreement regarding the designation of MJ as an Independent Director (as defined in the Amended and Restated Stockholders Agreement, dated as of the date hereof, among HDS Investment Holding, Inc. (“HDS Investment”) and its stockholders (as may be amended from time to time, the “Stockholders Agreement”)) concurrently herewith.

4. Miscellaneous. Section 5.11 of the Stockholders Agreement is incorporated herein. None of the terms of this letter agreement may be waived, altered or amended except by an instrument in writing duly executed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HD SUPPLY, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez Title: General Counsel

CLAYTON, DUBILIER & RICE, INC.

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore Title: Vice President, Treasurer & Assistant Secretary

/s/ Mitchell Jacobson
Mitchell Jacobson

[Signature Page to CD&R / MJ Assumption Agreement]